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                                                                       Exhibit 1

                                  PRESS RELEASE

                            . . . . . . . . . . . . .

                               [LOGO] GLOBAL-TECH
                                 APPLIANCES INC.

                                          Release:  IMMEDIATE RELEASE

                                          Contact:  Brian Yuen
                                                    Global-Tech USA, Inc.
                                                    Tel.:  212-683-3320

                                          Web Page: http://www.businesswire.com/
                                                    cnn/gai.shtml

                  GLOBAL-TECH APPLIANCES APPOINTS ERNST & YOUNG
                             AS INDEPENDENT AUDITOR

Hong Kong, December 30, 2002 -- Global-Tech Appliances Inc. (NYSE: GAI) announced today that its Board of Directors has approved the appointment of Ernst & Young in Hong Kong as the Company's independent auditors, subject to the completion of Ernst & Young's standard client acceptance process. Ernst & Young will replace PricewaterhouseCoopers in Hong Kong as the Company's independent auditors for the fiscal year ending March 31, 2003. The appointment of Ernst & Young was based on the recommendation of the Company's Audit Committee, which conducted a comprehensive review of alternatives regarding the firm that would conduct the Company's independent audit.

"The decision to change auditors was made due to issues involving the merger of Arthur Andersen & Co. in Hong Kong with PricewaterhouseCoopers in Hong Kong and does not reflect any adverse position towards the firm's service to the Company," said John C.K. Sham, President and Chief Executive Officer of Global-Tech. "The appointment of Ernst & Young reflects that firm's extensive experience in servicing companies similar to Global-Tech and the depth of resources that are available primarily in Hong Kong to service our account."

Global-Tech is a designer, manufacturer, and marketer of a wide range of small household appliances in four primary product categories: kitchen appliances; garment care products; travel products and accessories; and floor care products. The Company's products are marketed by its customers under brand names such as Black & Decker(R), DeLonghi(R), Dirt Devil(R), Eureka(R), Hamilton Beach(R), Krups(R), Morphy Richards(R), Mr. Coffee(R), Proctor-Silex(R), Sunbeam(R), and West Bend(R).

Except for historical information, certain statements contained herein are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions are intended to identify such forward looking statements. These forward looking statements are subject to risks and uncertainties, including but not limited to, the impact of competitive products and pricing, the financial condition of the Company's customers, product demand and market acceptance, the success of new product development, reliance on material customers and key strategic alliances, availability and cost of raw materials, the timely and proper execution of certain business plans, including the plan to diversify and transform a portion of manufacturing capacity to higher-value, technology-oriented products, currency fluctuations, uncertainties associated with investments, the regulatory environment, fluctuations in operating results, the impact of changing global, political and economic conditions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its most recent Report on Form 20-F.

                                                           21/F. Citicorp Centre
                                                               18 Whitfield Road
                                                         Causeway Bay, Hong Kong
                                                      [TELEPHONE] (852)2814-0601
                                                           [FAX} (852) 2873-0591